As filed with the Securities and Exchange Commission on October 19, 2021
Registration No. 333-259973

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
XILIO THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	85-1623397 (I.R.S. Employer Identification Number)
828 Winter Street, Suite 300
Waltham, Massachusetts 02451
(617) 430-4680
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

René Russo
President and Chief Executive Officer
828 Winter Street, Suite 300
Waltham, Massachusetts 02451
(617) 430-4680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Cynthia T. Mazareas Molly W. Fox Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000	Chris Frankenfield General Counsel Xilio Therapeutics, Inc. 828 Winter Street, Suite 300 Waltham, Massachusetts 02451 (617) 430-4680	Divakar Gupta Richard C. Segal Darah Protas Cooley LLP 55 Hudson Yards New York, New York 10001 (212) 479-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Amendment No. 2 to the Registration Statement on Form S-1 of Xilio Therapeutics, Inc. (File No. 333-259973) (the “Registration Statement”) is an exhibits-only filing to file Exhibit 5.1 and restate the list of exhibits set forth in Item 16 of Part II of the Registration Statement. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page and the exhibits filed herewith. The prospectus is unchanged and has therefore been omitted from this filing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.    Other Expenses of Issuance and Distribution.
The following table sets forth the expenses to be incurred in connection with this offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by the registrant. All amounts are estimates except the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, Inc. filing fee and the Nasdaq Global Market initial listing fee.
Amount
Securities and Exchange Commission registration fee	$14,110
Financial Industry Regulatory Authority, Inc. filing fee	23,331
Nasdaq Global Market initial listing fee	150,000
Accountants’ fees and expenses	1,000,000
Legal fees and expenses	2,775,000
Transfer agent’s fees and expenses	3,500
Printing and engraving expenses	200,000
Miscellaneous	34,989
Total expenses	$4,200,930
Item 14.    Indemnification of Directors and Officers.
Section 102 of the Delaware General Corporation Law, or the DGCL, permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation that will be effective upon the closing of this offering provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.
Our amended and restated certificate of incorporation that will be effective upon the closing of this offering provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us), by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.
Our certificate of incorporation that will be effective upon the closing of this offering also provides that we will indemnify any Indemnitee who was or is a party or threatened to be made a party to any threatened, pending or completed an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses (including attorney’s fees). Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we do not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.
In addition, we intend to enter into new indemnification agreements with all of our executive officers and directors prior to the closing of this offering. In general, these agreements provide that we will indemnify the executive officer or director to the fullest extent permitted by law for claims arising in his or her capacity as an executive officer or director of our company or in connection with his or her service at our request for another corporation or entity. The indemnification agreements will also provide for procedures that will apply in the event that an executive officer or director makes a claim for indemnification and establish certain presumptions that are favorable to the executive officer or director.
We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.
The underwriting agreement we will enter into in connection with this offering of common stock being registered hereby provides that the underwriters will indemnify, under certain conditions, our directors and officers (as well as certain other persons) against certain liabilities arising in connection with such offering.
Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling us for liability arising under the Securities Act of 1933, as amended, or the Securities Act, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15.    Recent Sales of Unregistered Securities.
Set forth below is information regarding shares of our common stock, shares of our convertible preferred stock and stock options granted by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.
(a)
Issuance of Convertible Preferred Stock

On January 23, 2018, we issued and sold 2,608,695 Series A-1 preferred units to one investor at a price per share of $1.15 in cash, for an aggregate purchase price of $3.0 million. On February 28, 2018, we issued and sold 3,913,043 Series A-1 preferred units to one investor at price per share of $1.15 in cash, for an aggregate purchase price of $4.5 million. On December 5, 2018, we issued and sold 4,347,826 Series A-1 preferred units to two investors at a price per share of $1.15 in cash, for an aggregate purchase price of $5.0 million. On May 10, 2019, we issued and sold 8,695,652 Series A-1 preferred units to two investors at a price per share of $1.15 in cash, for an aggregate purchase price of $10.0 million. These Series A-1 preferred units, which were issued prior to the Reorganization, converted into Series A-1 convertible preferred stock in connection with the Reorganization. See “Prospectus Summary—Reorganization.”
On December 12, 2019, we issued and sold an aggregate of 23,913,036 Series B preferred units to 12 investors at a price per share of $1.265 in cash, for an aggregate purchase price of $30.2 million. On December 20, 2019, we issued and sold 7,905,138 Series B preferred units to two investors at a price per share of $1.265 in cash, for an aggregate purchase price of $10.0 million. On February 25, 2020, we issued and sold 7,905,138 Series B preferred units to two investors at a price per share of $1.265 in cash, for an aggregate purchase price of $10.0 million. These Series B preferred units, which were issued prior to the Reorganization, converted into Series B convertible preferred stock in connection with the Reorganization. See “Prospectus Summary—Reorganization.” On January 20, 2021, we issued and sold an additional 39,723,312 shares of Series B convertible preferred stock to 16 investors at a price per share of $1.265 in cash, for an aggregate purchase price of $50.2 million.
On February 23, 2021, we issued and sold 68,271,641 shares of our Series C convertible preferred stock to 17 investors at a price per share of $1.3915 in cash, for an aggregate purchase price of $95.0 million.
No underwriters were involved in the foregoing issuances of securities. The securities described in this section (a) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act and, in certain cases, Regulation D thereunder, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions. Each of the purchasers in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act. All purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.
(b)
Issuances of Common Stock

On June 30, 2020, we issued an aggregate of 552,546 shares of restricted common stock for services rendered to employees, directors, and consultants in exchange for an aggregate of 1,080,858 incentive units previously issued to such employees, directors, and consultants. Also on June 30, 2020, we issued an aggregate of 409,303 shares of common stock in exchange for an aggregate of 409,303 common units previously issued to the holders of such common units. The incentive units and common units were exchanged for shares of restricted common stock and common stock, respectively, upon the consummation of the Reorganization. Between January 1, 2018 and June 30, 2020, the date of our corporate reorganization, we issued an aggregate of 1,043,228 incentive units. No additional incentive units or common units have been issued following the consummation of the Reorganization.
No underwriters were involved in the foregoing issuances of securities. The issuances of shares of common stock described in this section (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act or pursuant to Section 4(a)(2) under the Securities Act. All recipients either received adequate information about our company or had access, through employment or other relationships, to such information.
(c)
Stock Option Grants and Option Exercises

Between June 18, 2020, our date of incorporation, and October 18, 2021, we granted options to purchase an aggregate of 3,851,749 shares of common stock, with exercise prices ranging from $5.51 to $11.69 per share, to our employees, directors, advisors and consultants pursuant to our 2020 Stock Incentive Plan.

The stIock options and the shares of common stock issued upon the exercise of stock options described in this section (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act or pursuant to Section 4(a)(2) under the Securities Act. All recipients either received adequate information about our company or had access, through employment or other relationships, to such information.
Item 16.    Exhibits and Financial Statement Schedules.
(a)
Exhibits

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement
3.1*	Amended and Restated Certificate of Incorporation of the Registrant, as amended
3.2*	Bylaws of the Registrant
3.3*	Form of Restated Certificate of Incorporation of the Registrant (to be effective upon the closing of this offering)
3.4*	Form of Amended and Restated Bylaws of the Registrant (to be effective upon the closing of this offering)
4.1*	Specimen Stock Certificate evidencing the shares of common stock
5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
10.1*	Amended and Restated Registration Rights Agreement, dated as of February 23, 2021, by and among the Registrant and the other parties thereto
10.2*	2020 Stock Incentive Plan, as amended
10.3*	Form of Stock Option Agreement under 2020 Stock Incentive Plan
10.4*	Form of Restricted Stock Agreement under 2020 Stock Incentive Plan
10.5*	2021 Stock Incentive Plan
10.6*	Form of Stock Option Agreement under the 2021 Stock Incentive Plan
10.7*	Form of Non-Employee Director Stock Option Agreement under the 2021 Stock Incentive Plan
10.8*	2021 Employee Stock Purchase Plan
10.9*	Director Compensation Policy
10.10*	Loan and Security Agreement, dated as of November 21, 2019, as amended, by and between the Registrant and Pacific Western Bank
10.11†*	Cross-License Agreement, dated as of December 16, 2020, by and between the Registrant and AskGene Pharma, Inc.
10.12†*	Amended and Restated Exclusive License Agreement, dated as of August 16, 2016, by and between the Registrant and City of Hope
10.13†*	License Agreement, dated as of September 26, 2016, as amended, by and between the Registrant and WuXi Biologics (Hong Kong) Limited
10.14*	Lease, dated as of August 26, 2019, as amended, by and between the Registrant and PPF off 828-830 Winter Street, LLC
10.15*	Letter Agreement, dated September 30, 2021, by and between the Registrant and René Russo
10.16*	Letter Agreement, dated May 24, 2019, by and between the Registrant and Joseph Farmer
10.17*	Letter Agreement, dated September 30, 2021, by and between the Registrant and Martin Huber
10.18*	Separation Agreement, dated March 12, 2021, by and between the Registrant and Joseph Farmer
10.19*	Service Agreement, dated June 11, 2020, as amended, by and between the Registrant and Daniel S. Lynch

Exhibit Number	Description of Exhibit
10.20*	Form of Indemnification Agreement between the Registrant and each of its Executive Officers and Directors
21.1*	Subsidiaries of the Registrant
23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm
23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)

*
Previously filed.

†
Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

(b)
Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the related notes.
Item 17.    Undertakings.
(a)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(b)   The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 19th day of October, 2021.
XILIO THERAPEUTICS, INC.
By:	/s/ René Russo René Russo, Pharm.D. President and Chief Executive Officer
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.
Signature	Title	Date
/s/ René Russo René Russo, Pharm.D.	President and Chief Executive Officer, Director (Principal Executive Officer)	October 19, 2021
/s/ Salvatore Giovine Salvatore Giovine	Chief Financial Officer (Principal Financial and Accounting Officer)	October 19, 2021
* Daniel S. Lynch	Chairman of the Board	October 19, 2021
* Sara M. Bonstein	Director	October 19, 2021
* Paul J. Clancy	Director	October 19, 2021
* Daniel Curran, M.D.	Director	October 19, 2021
* David Gardner	Director	October 19, 2021
* David Grayzel, M.D.	Director	October 19, 2021
* Andrew Hack, M.D., Ph.D.	Director	October 19, 2021

Signature	Title	Date
* Rachel Humphrey, M.D.	Director	October 19, 2021
* Michael Ross, Ph.D.	Director	October 19, 2021
* Christina Rossi	Director	October 19, 2021
*By: /s/ René Russo René Russo, Pharm.D. Attorney-in-fact